q

Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Third Quarter Fiscal 2025 Results

Double digit increases in revenue and operating income supported by growth in both segments

OMAHA, Neb., June 26, 2025—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its third quarter ended May 31, 2025.

Key Highlights

•
International irrigation revenues increase 60 percent led by project volume in the Middle East and North Africa (MENA) region
•
North America irrigation revenues increase slightly despite challenging market dynamics
•
Infrastructure revenues increase 6 percent on higher sales volumes of road safety products
•
Operating income increase of 19 percent driven by revenue growth and solid operational execution

“Continued strength in our international irrigation business, supported by ongoing project revenues in the MENA region, led to strong irrigation revenue growth for the quarter and a 22 percent increase in our overall revenues compared to last year," said Randy Wood, President and Chief Executive Officer. "North America irrigation revenues were up slightly in the quarter, demonstrating resilience despite increased market uncertainty related to tariffs and potential disruption of U.S. grain exports. In Brazil, our sales volumes improved compared to the prior year as market conditions continue to show incremental signs of improvement. Infrastructure revenues were also higher than the prior year as we enter road construction season in North America."

Wood continued, "I am pleased with the continued solid execution of our large irrigation project in the MENA region and the performance of our operations and supply chain teams globally. Our teams have adapted well in this dynamic environment in order to mitigate potential tariff impacts to our material costs while prioritizing safe and efficient operations. We also continue to leverage our global footprint to minimize potential impacts to the business from tariffs or trade disruptions and expect to pass through any unmitigated cost increases through pricing actions."

Third Quarter Summary

Consolidated Financial Summary	Third Quarter
(dollars in millions, except per share amounts)	FY2025	FY2024	$ Change	% Change

Total revenues	$169.5	$139.2	$30.3	22%
Operating income	$23.8	$19.9	$3.9	19%
Operating margin	14.0%	14.3%
Net earnings	$19.5	$20.4	($0.9)	(4%)
Diluted earnings per share	$1.78	$1.85	($0.07)	(4%)

Revenues for the third quarter of fiscal 2025 were $169.5 million, an increase of $30.3 million, or 22 percent, compared to revenues of $139.2 million in the prior year. Revenues grew in both the irrigation and infrastructure segments.

Operating income for the third quarter of fiscal 2025 was $23.8 million, an increase of $3.9 million, or 19 percent, compared to operating income of $19.9 million in the prior year. Operating margin was 14.0 percent of sales, compared to 14.3 percent of sales in the prior year. The increase in operating income resulted primarily from higher revenues while a less favorable margin mix of revenues contributed to a slight reduction in operating margin.

Net earnings for the third quarter of fiscal 2025 were $19.5 million, a decrease of $0.9 million, or 4 percent, compared with net earnings of $20.4 million in the prior year. Diluted earnings per share for the quarter of $1.78 reflected a decrease of 4 percent compared with $1.85 in the prior year. The year-over-year decrease in net earnings resulted primarily from the recognition of a one-time income tax credit in the prior year of $4.8 million, or $0.44 per diluted share.

Third Quarter Segment Results

Irrigation Segment	Third Quarter
(dollars in millions)	FY2025	FY2024	$ Change	% Change
Revenues:
North America	$69.1	$68.2	$0.8	1%
International	$74.7	$46.6	$28.1	60%
Total revenues	$143.7	$114.8	$28.9	25%
Operating income	$27.2	$19.5	$7.6	39%
Operating margin	18.9%	17.0%

Irrigation segment revenues for the third quarter of fiscal 2025 were $143.7 million, an increase of $28.9 million, or 25 percent, compared to $114.8 million in the prior year. North America irrigation revenues of $69.1 million increased $0.8 million, or 1 percent, compared to the prior year. Unit sales volume of irrigation equipment was comparable to the prior year while average selling prices were up slightly. This increase was partially offset by the impact of slightly shorter machines, on average, compared to the prior year.

International irrigation revenues for the third quarter of fiscal 2025 of $74.7 million increased $28.1 million, or 60 percent, compared to the prior year. The majority of the increase resulted from revenues related to the large project in the MENA region, further supported by higher sales volumes in Brazil and other parts of South America. These increases were partially offset by the unfavorable effects of foreign currency translation of approximately $2.5 million compared to the prior year.

Irrigation segment operating income for the third quarter of fiscal 2025 was $27.2 million, an increase of $7.6 million, or 39 percent, compared to the prior year. Operating margin was 18.9 percent of sales, compared to 17.0 percent of sales in the prior year. Increased operating income and improved operating margin resulted primarily from higher revenues and from the positive leverage of fixed operating expenses. These increases were partially offset by some operating margin dilution resulting from a larger percentage of project revenues compared to the prior year.

Infrastructure Segment	Third Quarter
(dollars in millions)	FY2025	FY2024	$ Change	% Change

Total revenues	$25.7	$24.4	$1.4	6%
Operating income	$5.4	$6.3	($0.9)	(14%)
Operating margin	21.1%	25.8%

Infrastructure segment revenues for the third quarter of fiscal 2025 were $25.7 million, an increase of $1.4 million, or 6 percent, compared to $24.4 million in the prior year. The increase was primarily driven by higher sales volumes of road safety products while Road Zipper System™ sales and lease revenues were comparable to the prior year.

Infrastructure segment operating income for the third quarter of fiscal 2025 was $5.4 million, a decrease of $0.9 million, or 14 percent, compared to $6.3 million in the prior year. Operating margin was 21.1 percent of sales, compared to 25.8 percent of sales in the prior year. Lower operating income and operating margin resulted primarily from a less favorable margin mix of Road Zipper System™ revenues compared to the prior year.

The backlog of unfilled orders as of May 31, 2025, was $117.1 million compared with $205.9 million as of May 31, 2024. Included in these backlogs are amounts of $12.3 million and $62.0 million, respectively, for orders that are not expected to be fulfilled within the subsequent 12 months. The decrease in backlog is primarily attributed to the completion of deliveries relating to the large irrigation project in the MENA region over the Company's past four fiscal quarters.

Outlook

Mr. Wood concluded, “We are now in the growing season in North America, when weather conditions will influence crop yields, production estimates and ultimately the direction of crop prices and net farm income for the year. We expect demand in our North America irrigation business to remain tempered until the outlook for net farm income improves. Severe drought conditions have begun to develop in certain parts of the Midwest which may provide a catalyst for incremental sales of replacement parts in the near-term. In Brazil, market conditions are improving; however, elevated interest rates and credit constraints continue to weigh on customers' ability to invest in capital purchases. Elsewhere in international irrigation markets, we remain confident and encouraged regarding project opportunities to address the food security needs of developing markets."

Third Quarter Conference Call

Lindsay’s fiscal 2025 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the internet and can be accessed via the investor relations section of the Company's website, www.lindsay.com. Replays of the conference call will remain on our website through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's website.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic™ center pivot and lateral move agricultural irrigation systems, FieldNET™ and FieldWise™ remote irrigation management technology, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems™, Road Zipper™ and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR:
Alicia Pfeifer	Joe Caminiti or Stephen Poe
Vice President, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended		Nine months ended
(in thousands, except per share amounts)	May 31, 2025	May 31, 2024	May 31, 2025	May 31, 2024

Operating revenues	$169,464	$139,199	$522,809	$452,076
Cost of operating revenues	115,842	92,702	356,734	306,720
Gross profit	53,622	46,497	166,075	145,356

Operating expenses:
Selling expense	10,217	9,579	31,278	28,894
General and administrative expense	14,903	12,695	45,263	40,823
Engineering and research expense	4,709	4,287	12,735	12,531
Total operating expenses	29,829	26,561	89,276	82,248

Operating income	23,793	19,936	76,799	63,108

Other income (expense):
Interest expense	(345)	(767)	(1,498)	(2,474)
Interest income	2,242	961	5,330	3,324
Other income (expense), net	24	43	330	(93)
Total other income (expense)	1,921	237	4,162	757

Earnings before income taxes	25,714	20,173	80,961	63,865

Income tax expense (benefit)	6,214	(206)	17,722	10,344

Net earnings	$19,500	$20,379	$63,239	$53,521

Earnings per share:
Basic	$1.80	$1.85	$5.82	$4.86
Diluted	$1.78	$1.85	$5.79	$4.84

Shares used in computing earnings per share:
Basic	10,862	10,996	10,860	11,016
Diluted	10,931	11,030	10,915	11,055

Cash dividends declared per share	$0.36	$0.35	$1.08	$1.05

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
(in thousands)	May 31, 2025	May 31, 2024	May 31, 2025	May 31, 2024
Operating revenues:
Irrigation:
North America	$69,082	$68,235	$223,793	$240,457
International	74,663	46,605	215,178	147,569
Irrigation total	143,745	114,840	438,971	388,026
Infrastructure	25,719	24,359	83,838	64,050
Total operating revenues	$169,464	$139,199	$522,809	$452,076

Operating income:
Irrigation	$27,154	$19,524	$79,266	$70,480
Infrastructure	5,426	6,276	22,806	13,401
Corporate	(8,787)	(5,864)	(25,273)	(20,773)
Total operating income	$23,793	$19,936	$76,799	$63,108

The Company manages its business activities in two reportable segments as follows:

Irrigation – This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems and large diameter steel tubing, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of movable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	May 31, 2025	May 31, 2024	August 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$196,117	$140,221	$190,879
Marketable securities	14,676	12,497	—
Receivables, net	147,848	134,461	116,601
Inventories, net	150,462	171,522	154,453
Other current assets	38,143	30,017	31,279
Total current assets	547,246	488,718	493,212

Property, plant, and equipment, net	130,611	111,629	112,815
Intangibles, net	23,703	25,644	25,366
Goodwill	84,304	84,102	84,194
Operating lease right-of-use assets	16,899	16,308	15,693
Deferred income tax assets	18,945	13,367	14,431
Equity method investment	8,337	—	—
Other noncurrent assets	10,818	18,333	14,521
Total assets	$840,863	$758,101	$760,232

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47,000	$35,062	$37,417
Current portion of long-term debt	232	229	228
Other current liabilities	103,012	88,446	88,171
Total current liabilities	150,244	123,737	125,816

Pension benefits liabilities	3,979	4,159	4,167
Long-term debt	114,856	115,029	114,994
Operating lease liabilities	16,572	16,134	15,541
Deferred income tax liabilities	693	682	678
Other noncurrent liabilities	25,743	18,364	18,143
Total liabilities	312,087	278,105	279,339

Shareholders' equity:
Preferred stock	—	—	—
Common stock	19,162	19,123	19,124
Capital in excess of stated value	110,523	102,752	104,369
Retained earnings	738,598	678,261	687,093
Less treasury stock - at cost	(302,367)	(295,138)	(299,692)
Accumulated other comprehensive loss, net	(37,140)	(25,002)	(30,001)
Total shareholders' equity	528,776	479,996	480,893
Total liabilities and shareholders' equity	$840,863	$758,101	$760,232

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
(in thousands)	May 31, 2025	May 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$63,239	$53,521
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,707	15,847
Provision for uncollectible accounts receivable	1,238	321
Deferred income taxes	(2,386)	(2,504)
Share-based compensation expense	5,971	4,887
Unrealized foreign currency transaction (gain) loss	(629)	58
Other, net	(2,493)	237
Changes in assets and liabilities:
Receivables	(32,512)	8,107
Inventories	3,857	(17,118)
Other current assets	(3,390)	(9,768)
Accounts payable	10,010	(8,592)
Other current liabilities	6,006	(5,539)
Other noncurrent assets and liabilities	4,256	3,193
Net cash provided by operating activities	68,874	42,650

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(28,251)	(23,527)
Purchases of marketable securities	(14,676)	(15,042)
Proceeds from maturities of marketable securities	—	8,320
Purchase of equity method investment	(5,815)	—
Proceeds from settlement of net investment hedge	835	—
Payments for settlement of net investment hedge	(98)	—
Other investing activities, net	(438)	(2,140)
Net cash used in investing activities	(48,443)	(32,389)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(11,734)	(11,557)
Common stock withheld for payroll tax obligations	(1,450)	(1,575)
Repurchase of common shares	(2,675)	(17,900)
Proceeds from exercise of stock options	1,194	479
Other financing activities, net	306	313
Net cash used in financing activities	(14,359)	(30,240)

Effect of exchange rate changes on cash and cash equivalents	(834)	(555)
Net change in cash and cash equivalents	5,238	(20,534)
Cash and cash equivalents, beginning of period	190,879	160,755
Cash and cash equivalents, end of period	$196,117	$140,221